Exhibit 21.1

Subsidiaries of Tripos, Inc.

Tripos Realty, LLC; Missouri

Tripos Discovery Inc.; Canada

Tripos UK Holdings Ltd.; U.K.

Tripos UK Ltd.; U.K.

Tripos Discovery Research Ltd.; U.K.

Tripos GmbH; Germany

Tripos SARL; France

Optive Research, Inc.; Delaware